Exhibit 23.1

Consent of Burr, Pilger & Mayer LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Forms S-3 (No. 333-38266, No. 333-54912, No. 333-116973, No. 333-126084, No. 333-130248, No. 333-131744 and No. 333-137994) and the Registration Statements on Forms S-8 (No. 33-75268, No. 33-80662, No. 33-93394, No. 333-29801, No. 333-60057, No. 333-79789, No. 333-43504, No. 333-72098, No. 333-117193, No. 333-126083, No. 333-133010 and No. 333-143016) of InSite Vision Incorporated of our reports dated March 17, 2008, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting which appear in this Form 10-K.

/s/ Burr, Pilger & Mayer LLP

Palo Alto, California
March 17, 2008